FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for First Quarter

WEST LAFAYETTE, Ind., February 18, 2009—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the first quarter of fiscal 2009, ending December 31, 2008.

 Revenue in the first quarter of fiscal 2009 decreased 23.6% to $8.1 million compared to revenue of $10.6 million from continuing operations for the quarter ended December 31, 2007. The net loss for the first quarter was $1,584,000, or $0.32 per basic and diluted share, compared to net income from continuing operations of $587,000, or $0.12 per basic and diluted share, for the first quarter of fiscal 2008.

The Company had previously announced the June 30, 2008 sale of its clinic in Baltimore Maryland and the resulting discontinuance of its Phase I clinical trials business.  The net loss from discontinued operations was $603,000, or $0.12 per basic and diluted share, in the first quarter of the prior fiscal year.  This resulted in a net loss from all operations for the three months ended December 31, 2007 of $16,000, or $0.00 per basic and diluted share.

Michael Cox, Chief Financial Officer, stated, “The first fiscal quarter was one of significant change for us, both in our management team and in our operations.  We replaced senior executives in two key positions in the organization.  New bookings declined and several projects were delayed or cancelled in the first quarter, which negatively impacted our revenue.  Foreign currency losses related to the decline of the pound sterling relative to the U.S. dollar added to our net loss.  We believe we serve a market that will continue to invest in new product development, employing our services, but we are anxious about the impacts the current economic conditions will have on our customers and our business as we strive to control costs and conserve cash.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended December 31,
	2008	2007
Service revenue	$5,987	$8,035
Product revenue	2,089	2,530
Total revenue	8,076	10,565

Cost of service revenue	5,288	5,445
Cost of product revenue	741	1,034
Total cost of revenue	6,029	6,479

Gross profit	2,047	4,086
Operating expenses:
Selling	1,005	792
Research and development	205	188
General and administrative	2,390	1,819
Loss on sale of property and equipment	20	6
Total operating expenses	3,621	2,805

Operating income (loss)	(1,574)	1,281

Interest income	2	27
Interest expense	(392)	(248)
Other income	1	3
Income (loss) from continuing operations before income taxes	(1,963)	1,063

Income taxes (benefit)	(379)	476
Net income (loss) from continuing operations	$(1,584)	$587

Discontinued Operations
Loss from discontinued operations before income taxes	$—	$(995)
Tax benefit	—	392
Net loss from discontinued operations after income taxes	$—	$(603)

Net loss	$(1,584)	$(16)

Basic net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.32)	$0.12
Net loss per share from discontinued operations	(0.00)	(0.12)
Basic net loss per share	$(0.32)	$(0.00)
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.32)	$0.12
Net loss per share from discontinued operations	(0.00)	(0.12)
Diluted net loss per share	$(0.32)	$(0.00)

Weighted common shares outstanding:
Basic	4,915	4,910
Diluted	4,915	5,036

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